Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS, ANNOUNCES RENEWAL AND UPSIZING OF STOCK REPURCHASE PROGRAM, AND INCREASES QUARTERLY DIVIDEND TO 30 CENTS PER SHARE

October 26, 2020

McKINNEY, Texas, October 26, 2020 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $60.1 million, or $1.39 per diluted share, for the quarter ended September 30, 2020 compared to $55.6 million, or $1.30 per diluted share, for the quarter ended September 30, 2019 and $38.7 million, or $0.90 per diluted share, for the quarter ended June 30, 2020.

The Company also announced that its Board of Directors has approved the renewal of the Company's stock repurchase program, with an increased maximum limit of $150 million available for repurchase, and declared a quarterly cash dividend in the amount of $0.30 per share of common stock. The dividend will be payable on November 19, 2020 to stockholders of record as of the close of business on November 6, 2020.
Highlights

•Net income of $60.1 million, or $1.39 per diluted share and adjusted (non-GAAP) net income of $59.6 million, or $1.38 per diluted share
•Return on average assets of 1.43% and efficiency ratio of 44.69%
•Strong organic deposit growth of 14.91%, annualized
•Strong liquidity, with cash and securities representing approximately 14.8% of total assets
•Continued solid credit metrics with nonperforming assets of 0.25% of total assets and provision for loan losses of $7.6 million
•Completed the issuance and sale of $130 million of 4.0% fixed-to-floating rate subordinated debentures

“We are pleased to report another quarter of strong financial performance in a challenging environment,” said Independent Bank Group Chairman and CEO David R. Brooks. “Our conservative credit culture and continued solid earnings place us in a position of strength as we continue to serve our customers and communities through the COVID-19 pandemic.” Brooks continued, “Based on these strong results, our Board of Directors has renewed our stock repurchase program with an increased maximum limit of $150 million and increased our quarterly dividend to 30 cents per share. These actions reflect our continuing commitment to provide significant returns to our shareholders.”

Third Quarter 2020 Operating Results
Net Interest Income

•Net interest income was $132.0 million for third quarter 2020 compared to $125.4 million for third quarter 2019 and $128.4 million for second quarter 2020. The increase in net interest income from the linked quarter and prior year was primarily due to decreased funding costs due to a declining rate environment over the applicable periods.
•The average balance of total interest-earning assets grew by $2.0 billion and totaled $14.9 billion for the quarter ended September 30, 2020 compared to $13.0 billion for the quarter ended September 30, 2019 and increased $239.4 million from $14.7 billion for the quarter ended June 30, 2020. The increase from the prior year was primarily related to increased average loan balances including Paycheck Protection Program (PPP) loans and mortgage warehouse loans, as well as an increase in average interest-bearing deposits with correspondent banks due to significant deposit growth during 2020. The increase from the linked quarter is primarily due to an increase in average mortgage warehouse loans.
•The yield on interest-earning assets was 4.04% for third quarter 2020 compared to 5.06% for third quarter 2019 and 4.14% for second quarter 2020. The decrease from the prior year was due primarily to lower rates on interest-earning assets due to decreases in the Fed Funds rate over the periods coupled with increased volume of average interest-bearing deposits in addition to decreased loan yields as a result of decreased loan accretion and the addition of lower yielding PPP loans to the portfolio. The decrease from the linked quarter is primarily due to lower loan yields which decreased 13 basis points with loan accretion remaining constant quarter over quarter.
•The cost of interest-bearing liabilities, including borrowings, was 0.77% for third quarter 2020 compared to 1.72% for third quarter 2019 and 0.90% for second quarter 2020. The decrease from the prior year and linked quarter is primarily due to lower rates offered on our deposit products, primarily promotional certificate of deposit products and money market accounts, as well as rate decreases on short-term FHLB advances and our other debt.
•The net interest margin was 3.52% for third quarter 2020 compared to 3.84% for third quarter 2019 and 3.51% for second quarter 2020. The adjusted (non-GAAP) net interest margin, which excludes unexpected accretion on loans acquired with deteriorated credit quality, was 3.48% for third quarter 2020 compared to 3.82% for third quarter 2019 and 3.50% for second quarter 2020. The net interest margin excluding all loan accretion was 3.32% for third quarter 2020 compared to 3.54% in third quarter 2019 and consistent with second quarter 2020. The decrease in net interest margin from the prior year was primarily due to the lower asset yields, increased liquidity and a decrease in loan accretion income offset by the lower cost of funds of interest bearing liabilities.
Noninterest Income

•Total noninterest income decreased $2.2 million compared to third quarter 2019 and decreased $249 thousand compared to second quarter 2020.
•The decrease from the prior year primarily reflects decreases of $632 thousand in services charges on deposits, $573 thousand in investment management and trust and $2.3 million in other noninterest income. Third quarter 2019 noninterest income included $6.8 million in gain on sale of loans and $1.5 million in gain on sale of a branch. These decreases were offset by an increase of $9.9 million in mortgage banking revenue. The decrease in service charge income relates to lower transaction volumes of non-sufficient funds that have been impacted by the pandemic. The decrease in investment management and trust revenue in third quarter 2020 is due to the sale of the trust business in fourth quarter 2019. The decrease in other noninterest income is primarily due to decreases of $1.9 million in interchange income as a result of the Durbin amendment becoming effective for the Company starting third quarter 2020, as well as, a decrease of $1.2 million in swap dealer income, offset by an increase of $810 thousand in mortgage warehouse fees.
•The decrease from the linked quarter primarily reflects a decrease of $4.0 million in other noninterest income offset by an increase of $4.2 million in mortgage banking revenue. The decrease in other noninterest income is primarily due to the recovery of a $3.5 million contingency reserve which was settled with the SBA during second quarter 2020, as well as a decrease of $1.4 million in interchange income as noted above, offset by increased mortgage warehouse fees and other miscellaneous income.
•Mortgage banking revenue was higher in third quarter 2020 due to increased mortgage origination and refinance activity resulting from the low interest rate environment. It was also impacted by continued volatility in the market during the quarter, which resulted in fair value gains on our derivative hedging instruments of $982 thousand compared to third quarter 2019 gain of $106 thousand and second quarter 2020 gain of $3.3 million.
Noninterest Expense

•Total noninterest expense decreased $3.5 million compared to third quarter 2019 and decreased $9.7 million compared to second quarter 2020.
•The decrease in noninterest expense compared to third quarter 2019 is due primarily to decreases of $9.4 million in acquisition expenses and $3.5 million in other noninterest expense offset by increases of $4.6 million in salaries and benefits and $3.7 million in FDIC assessment. The decrease in acquisition expense is due to elevated expenses in prior year quarter related to the 2019 Guaranty transaction. The decrease in other noninterest expense is primarily due to lower deposit and loan related expenses, and auto and travel expenses. In addition, the decrease in other noninterest expense is reflective of $1.2 million in impairment charges recorded in the prior year quarter. The FDIC assessment was impacted by a $3.2 million Small Bank Assessment Credit recorded in third quarter 2019.

•The decrease from the linked quarter is primarily related to decreases of $15.6 million in acquisition expenses and $1.3 million in other noninterest expense offset by an increase of $7.8 million in salaries and benefits. Noninterest expense was lower compared to the linked quarter primarily due to the lower deposit and loan related expenses as well as lower charitable contributions, which were higher in second quarter 2020 due to pandemic-related donations.
•Salaries and benefits expense in third quarter 2020 compared to the prior year are reflective of higher salaries and accrued bonus expense due to higher headcount for the year over year period, partially offset by $911 thousand of conversion bonuses and severance and retention expenses related to the Guaranty transaction and a branch restructuring completed in third quarter 2019. Third quarter 2020 changes relative to both the linked quarter and prior year are reflective of $1.1 million and $1.9 million, respectively, in elevated commission expense due to significantly increased mortgage production during the quarter. Contract labor costs were also higher in the current year due to additional resources needed to facilitate the Company's participation in the PPP program as well as various infrastructure projects. Comparatively, second quarter 2020 salaries and benefits were lower due to deferred salaries costs of $10.3 million related to the originations of the PPP loans and other COVID-related loan modifications/deferrals during the second quarter offset by $2.8 million in severance expense and accelerated stock grant amortization related to departmental and business line restructurings, $1.4 million of bonuses and overtime related to PPP loan activity as well as $996 thousand for pandemic related special circumstances compensation.
Provision for Loan Loss

•Provision for loan loss was $7.6 million for third quarter 2020, an increase of $2.4 million compared to $5.2 million for third quarter 2019 and a decrease of $15.5 million compared to $23.1 million for second quarter 2020. Provision expense is elevated in the third and second quarter 2020 primarily due to general provision expense for economic factors related to COVID-19 and energy prices as well as charge-offs or specific reserves taken during the respective periods. Third quarter 2020 provision reflects an increase of $1.4 million related to a specific reserve for a commercial loan.
•The allowance for loan losses was $87.5 million, or 0.75% of total loans held for investment, net of mortgage warehouse purchase loans, at September 30, 2020, compared to $50.4 million, or 0.46% at September 30, 2019 and compared to $80.1 million, or 0.68% at June 30, 2020. The dollar and percentage increase from the prior year and the linked quarter is primarily due to added reserves for economic concerns related to the pandemic.
Income Taxes

•Federal income tax expense of $16.1 million was recorded for the quarter ended September 30, 2020, an effective rate of 21.1% compared to tax expense of $14.9 million and an effective rate of 21.1% for the quarter ended September 30, 2019 and tax expense of $8.9 million and an effective rate of 18.7% for the quarter ended June 30, 2020. The lower effective tax rate for second quarter 2020 is primarily a result of the 2019 provision to return adjustment related to state income taxes.

Third Quarter 2020 Balance Sheet Highlights
Loans

•Total loans held for investment, net of mortgage warehouse purchase loans, were $11.7 billion at September 30, 2020 compared to $11.7 billion at June 30, 2020 and $10.9 billion at September 30, 2019. Loans held for investment remained constant compared to the linked quarter and increased $723.2 million from December 31, 2019, of which $826.0 million was PPP loans. Loans excluding PPP loans have decreased $97.5 million year to date, net of sales, primarily due to the economic dislocation caused by the pandemic.
•Average mortgage warehouse purchase loans were $894.9 million for the quarter ended September 30, 2020 compared to $665.8 million for the quarter ended June 30, 2020, representing an increase of $229.1 million, or 34.4% for the quarter, and compared to $434.1 million for the quarter ended September 30, 2019, an increase of $460.8 million, or 106.1% year over year. The volumes continue to be higher than anticipated due to the sustained low mortgage rate environment. In addition, the change from the prior year is reflective of the Company's focused attention to grow the warehouse line of business.
•Commercial real estate (CRE) loans were $6.1 billion at September 30, 2020, $5.8 billion at June 30, 2020 and $5.9 billion at September 30, 2019, or 46.7%, 45.9% and 51.0% of total loans, respectively. At September 30, 2020, the average loan size in the CRE portfolio was $1.2 million.
•The Company continues to work with borrowers impacted by the COVID-19 pandemic. Relief in the form of full or partial payment deferrals has been provided on an individualized basis after an assessment of pandemic-related economic hardships facing the borrower. The number of loans on deferral has sharply declined since the beginning of the pandemic, and the vast majority of borrowers who were provided temporary payment relief have returned to paying as originally agreed. As of October 16, 2020, loans currently in deferral totaled $548.0 million across 239 accounts, which represents 4.5% of the Company’s outstanding total loans held for investment balances, excluding PPP loans, as of third quarter end and 1.2% of the Company’s outstanding loan accounts at third quarter end.
Asset Quality

•Total nonperforming assets increased to $43.2 million, or 0.25% of total assets at September 30, 2020, compared to $28.4 million or 0.17% of total assets at June 30, 2020, and increased from $18.4 million, or 0.12% of total assets at September 30, 2019.
•Total nonperforming loans increased to $41.4 million, or 0.36% of total loans at September 30, 2020, from $26.6 million, or 0.23% of total loans at June 30, 2020, and increased from $11.9 million, or 0.11% of total loans at September 30, 2019.
•The increase in nonperforming loans and nonperforming assets from the linked quarter is primarily due to a $15.7 million commercial real estate loan which has matured and is pending workout at the end of third quarter.
•The increase in nonperforming loans and nonperforming assets from the prior year is primarily due to the activity noted above as well the net addition of nonaccrual loans of $13.4 million and troubled debt restructurings of $1.5 million. In addition, nonperforming assets was reduced by net dispositions of $4.8 million in other real estate owned properties.
•Charge-offs were 0.01% annualized in the third quarter 2020 compared to 0.05% annualized in the linked quarter and 0.21% annualized in the prior year quarter. Charge-offs were elevated in the linked quarter due to a charge-off on a $1.1 million commercial loan. Charge-offs were elevated in prior year due to charge-offs totaling $5.6 million related to two commercial credits.
Deposits, Borrowings and Liquidity

•Total deposits were $13.8 billion at September 30, 2020 compared to $13.3 billion at June 30, 2020 and compared to $11.7 billion at September 30, 2019. The increase in deposits from the linked quarter is primarily due to organic growth of approximately $498.5 million or 14.9% annualized for the quarter. The Company estimates as of September 30, 2020, there were approximately $541.0 million of commercial deposits related to PPP loans that were funded by the Company in the second quarter. Deposits increased from prior year due to organic growth of $1.5 billion, or 13.0%, for the year over year period, net of the PPP deposits discussed above.
•Total borrowings (other than junior subordinated debentures) were $680.5 million at September 30, 2020, a decrease of $435.9 million from June 30, 2020 and a decrease of $87.1 million from September 30, 2019. The change in the linked quarter and prior year reflects the use of short-term FHLB advances as needed for liquidity, warehouse and other loan fundings, offset by proceeds of $127.5 million, net of issuance costs, related to subordinated debentures issued in third quarter 2020, as well as a reduction of $6.0 million and $35.0 million, respectively, in borrowings against the Company's unsecured revolving line of credit with an unrelated commercial bank. In addition, the change from the linked quarter reflects the pay-off of $7.5 million in borrowings related to participation in the Federal Reserve's PPP Liquidity Facility advanced in second quarter 2020.
Capital

•In September 2020, the Company completed a subordinated debt offering, raising $130.0 million in new Tier 2 capital, enhancing the Company's and the Bank's capital position.
•The Company continues to be well capitalized under regulatory guidelines. At September 30, 2020, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 10.24%, 9.15%, 10.66% and 13.29%, respectively, compared to 10.17%, 8.94%, 10.60%, and 12.44%, respectively, at June 30, 2020.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2020 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2020 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group
Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s third quarter earnings announcement will be held on Tuesday, October 27, 2020 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://webcasts.eqs.com/indepbankgroup20201027/en or by calling 1-877-407-0989 and by identifying the meeting number 13710929 or by identifying "Independent Bank Group Third Quarter 2020 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for loan losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the disruption to local, regional, national and global economic activity caused by infectious disease outbreaks, including the recent outbreak of coronavirus, or COVID-19, and the significant impact that such outbreak has had and may have on the Company’s growth, operations, earnings and asset quality; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally, and specifically resulting from the economic dislocation caused by the COVID-19 pandemic; 8) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for probable loan losses and other estimates generally, and specifically as a result of the effect of the COVID-19 pandemic; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Bank and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, including the economic dislocation resulting from the COVID-19 pandemic, that affect the amount and value of the assets of Independent Bank and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally, including the economic dislocation resulting from the COVID-19 pandemic; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Bank as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 23) governmental monetary and fiscal policies, including changes resulting from the implementation of the new Current Expected Credit Loss accounting standard; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) general business and economic conditions in the Company’s markets change or are less favorable than expected generally, and specifically as a result of the COVID-19 pandemic; 35) changes occur in business conditions and inflation generally, and specifically as a result of the COVID-19 pandemic; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally, and specifically as a result of the COVID-19 pandemic; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Bank's digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on March 2, 2020, as amended by the Company’s Annual Report on Form 10-K/A filed with the SEC on March 6, 2020, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors”; and 41) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company’s operations, pricing and services. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this prospectus or made by the Company in any report, filing, document or information incorporated by reference in this prospectus, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company caution you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this prospectus or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Senior Vice President, Director of Corporate Development (972) 562-9004 plangdale@ibtx.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

James Tippit Executive Vice President, Head of Corporate Responsibility (972) 562-9004 jtippit@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Selected Income Statement Data
Interest income	$151,798	$151,241	$156,405	$164,386	$165,307
Interest expense	19,791	22,869	33,164	36,317	39,914
Net interest income	132,007	128,372	123,241	128,069	125,393
Provision for loan losses	7,620	23,121	8,381	1,609	5,233
Net interest income after provision for loan losses	124,387	105,251	114,860	126,460	120,160
Noninterest income	25,165	25,414	14,572	18,229	27,324
Noninterest expense	73,409	83,069	74,429	80,343	76,948
Income tax expense	16,068	8,903	10,836	14,110	14,903
Net income	60,075	38,693	44,167	50,236	55,633
Adjusted net income (1)	59,580	49,076	43,354	56,799	57,827

Per Share Data (Common Stock)
Earnings:
Basic	$1.39	$0.90	$1.03	$1.17	$1.30
Diluted	1.39	0.90	1.03	1.17	1.30
Adjusted earnings:
Basic (1)	1.38	1.14	1.01	1.32	1.35
Diluted (1)	1.38	1.14	1.01	1.32	1.35
Dividends	0.25	0.25	0.25	0.25	0.25
Book value	57.26	56.34	55.44	54.48	53.52
Tangible book value (1)	32.17	31.05	30.08	28.99	27.89
Common shares outstanding	43,244,797	43,041,119	43,041,776	42,950,228	42,952,642
Weighted average basic shares outstanding (2)	43,234,913	43,041,660	43,011,496	42,951,701	42,950,749
Weighted average diluted shares outstanding (2)	43,234,913	43,177,986	43,020,055	42,951,701	42,950,749

Selected Period End Balance Sheet Data
Total assets	$17,117,007	$16,986,025	$15,573,868	$14,958,207	$14,959,127
Cash and cash equivalents	1,453,733	1,605,911	948,907	565,170	570,101
Securities available for sale	1,076,619	1,049,592	1,089,136	1,085,936	1,083,816
Loans, held for sale	87,406	72,865	39,427	35,645	32,929
Loans, held for investment (3)(4)	11,651,855	11,690,356	11,020,920	10,928,653	10,936,136
Mortgage warehouse purchase loans	1,219,013	903,630	796,609	687,317	660,650
Allowance for loan losses	87,491	80,055	58,403	51,461	50,447
Goodwill and other intangible assets	1,085,236	1,088,411	1,091,586	1,094,762	1,100,876
Other real estate owned	1,642	1,688	2,994	4,819	6,392
Noninterest-bearing deposits	4,187,150	3,984,404	3,156,270	3,240,185	3,218,055
Interest-bearing deposits	9,610,410	9,314,631	8,726,496	8,701,151	8,509,830
Borrowings (other than junior subordinated debentures)	680,529	1,116,462	1,152,860	527,251	767,642
Junior subordinated debentures	53,973	53,924	53,874	53,824	53,775
Total stockholders' equity	2,476,373	2,424,960	2,386,285	2,339,773	2,298,932

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Selected Performance Metrics
Return on average assets	1.43%	0.94%	1.19%	1.32%	1.50%
Return on average equity	9.73	6.44		8.57	9.68
Return on tangible equity (5)	17.43	11.71	13.92	16.20	18.74
Adjusted return on average assets (1)	1.42	1.20	1.17	1.49	1.56
Adjusted return on average equity (1)	9.65	8.16	7.36	9.69	10.06
Adjusted return on tangible equity (1) (3)	17.29	14.86	13.66	18.32	19.48
Net interest margin	3.52	3.51	3.76	3.81	3.84
Adjusted net interest margin (6)	3.48	3.50	3.73	3.79	3.82
Efficiency ratio (7)	44.69	51.95	51.70	52.75	48.27
Adjusted efficiency ratio (1)	44.57	41.73	51.19	46.44	42.98

Credit Quality Ratios (3) (8)
Nonperforming assets to total assets	0.25%	0.17%	0.20%	0.21%	0.12%
Nonperforming loans to total loans held for investment	0.36	0.23	0.26	0.24	0.11
Nonperforming assets to total loans held for investment and other real estate	0.37	0.24	0.29	0.29	0.17
Allowance for loan losses to nonperforming loans	211.12	300.95	204.97	193.35	424.17
Allowance for loan losses to total loans held for investment	0.75	0.68	0.53	0.47	0.46
Net charge-offs to average loans outstanding (annualized)	0.01	0.05	0.05	0.02	0.21

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	10.24%	10.17%	9.95%	9.76%	9.42%
Estimated tier 1 capital to average assets	9.15	8.94	9.67	9.32	9.21
Estimated tier 1 capital to risk-weighted assets	10.66	10.60	10.38	10.19	9.85
Estimated total capital to risk-weighted assets	13.29	12.44	12.05	11.83	11.49
Total stockholders' equity to total assets	14.47	14.28	15.32	15.64	15.37
Tangible common equity to tangible assets (1)	8.68	8.41	8.94	8.98	8.65
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans.
(4) Loans held for investment includes SBA PPP loans of $825,966 and $823,289 at September 30, 2020 and June 30, 2020, respectively.
(5) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(6) Non-GAAP financial measure. Excludes unexpected income recognized on credit impaired acquired loans of $1,294, $354, $982, $791 and $618, respectively.
(7) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of non-GAAP financial measures.
(8) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $43,197, $28,403, $31,601, $31,549 and $18,407, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings, and excludes loans acquired with deteriorated credit quality, totaled $41,441, $26,601, $28,493, $26,616 and $11,893, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2020 and 2019
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Interest income:
Interest and fees on loans	$144,138	$154,664	$434,648	$457,626
Interest on taxable securities	4,507	5,374	14,499	16,101
Interest on nontaxable securities	2,126	2,074	6,359	6,426
Interest on interest-bearing deposits and other	1,027	3,195	3,938	8,393
Total interest income	151,798	165,307	459,444	488,546
Interest expense:
Interest on deposits	15,679	33,386	62,077	92,550
Interest on FHLB advances	714	2,730	3,629	8,324
Interest on other borrowings	2,928	3,036	8,408	8,674
Interest on junior subordinated debentures	470	762	1,710	2,310
Total interest expense	19,791	39,914	75,824	111,858
Net interest income	132,007	125,393	383,620	376,688
Provision for loan losses	7,620	5,233	39,122	13,196
Net interest income after provision for loan losses	124,387	120,160	344,498	363,492
Noninterest income:
Service charges on deposit accounts	2,173	2,805	6,881	9,247
Investment management and trust	1,924	2,497	5,556	7,238
Mortgage banking revenue	14,722	4,824	27,726	11,619
Gain on sale of loans	—	6,779	647	6,779
Gain on sale of branch	—	1,549	—	1,549
Gain on sale of other real estate	—	539	37	851
Gain on sale of securities available for sale	—	—	382	265
Gain (loss) on sale and disposal of premises and equipment	34	(315)	311	(585)
Increase in cash surrender value of BOLI	1,335	1,402	4,007	4,135
Other	4,977	7,244	19,604	18,849
Total noninterest income	25,165	27,324	65,151	59,947
Noninterest expense:
Salaries and employee benefits	42,253	37,645	115,341	120,557
Occupancy	9,717	9,402	29,132	27,978
Communications and technology	5,716	5,758	17,193	16,598
FDIC (credit) assessment	1,597	(2,139)	5,338	71
Advertising and public relations	492	467	1,965	1,942
Other real estate owned expenses, net	43	152	459	302
Impairment of other real estate	46	—	784	1,424
Amortization of other intangible assets	3,175	3,235	9,526	9,705
Professional fees	2,871	2,057	9,266	4,771
Acquisition expense, including legal	47	9,465	16,225	28,175
Other	7,452	10,906	25,678	29,998
Total noninterest expense	73,409	76,948	230,907	241,521
Income before taxes	76,143	70,536	178,742	181,918
Income tax expense	16,068	14,903	35,807	39,418
Net income	$60,075	$55,633	$142,935	$142,500

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2020 and December 31, 2019
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
Assets	2020	2019
Cash and due from banks	$171,029	$186,299
Interest-bearing deposits in other banks	1,277,704	378,871
Federal funds sold	5,000	—
Cash and cash equivalents	1,453,733	565,170
Certificates of deposit held in other banks	4,481	5,719
Securities available for sale, at fair value	1,076,619	1,085,936
Loans held for sale	87,406	35,645
Loans, net	12,770,681	11,562,814
Premises and equipment, net	242,720	242,874
Other real estate owned	1,642	4,819
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	26,504	30,052
Bank-owned life insurance (BOLI)	219,088	215,081
Deferred tax asset	4,196	6,943
Goodwill	994,021	994,021
Other intangible assets, net	91,215	100,741
Other assets	144,701	108,392
Total assets	$17,117,007	$14,958,207

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$4,187,150	$3,240,185
Interest-bearing	9,610,410	8,701,151
Total deposits	13,797,560	11,941,336
FHLB advances	375,000	325,000
Other borrowings	305,529	202,251
Junior subordinated debentures	53,973	53,824
Other liabilities	108,572	96,023
Total liabilities	14,640,634	12,618,434
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	432	430
Additional paid-in capital	1,932,690	1,926,359
Retained earnings	504,135	393,674
Accumulated other comprehensive income	39,116	19,310
Total stockholders’ equity	2,476,373	2,339,773
Total liabilities and stockholders’ equity	$17,117,007	$14,958,207

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended September 30, 2020 and 2019
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended September 30,
	2020			2019
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$12,586,647	$144,138	4.56%	$11,341,768	$154,664	5.41%
Taxable securities	705,918	4,507	2.54	777,494	5,374	2.74
Nontaxable securities	351,759	2,126	2.40	329,989	2,074	2.49
Interest bearing deposits and other	1,287,320	1,027	0.32	513,524	3,195	2.47
Total interest-earning assets	14,931,644	151,798	4.04	12,962,775	165,307	5.06
Noninterest-earning assets	1,782,251			1,779,843
Total assets	$16,713,895			$14,742,618
Interest-bearing liabilities:
Checking accounts	$4,619,454	$5,512	0.47%	$3,950,978	$12,088	1.21%
Savings accounts	631,862	270	0.17	564,480	348	0.24
Money market accounts	2,471,550	4,361	0.70	2,101,064	10,923	2.06
Certificates of deposit	1,590,734	5,536	1.38	1,863,935	10,027	2.13
Total deposits	9,313,600	15,679	0.67	8,480,457	33,386	1.56
FHLB advances	594,022	714	0.48	453,370	2,730	2.39
Other borrowings	209,532	2,928	5.56	212,824	3,036	5.66
Junior subordinated debentures	53,955	470	3.47	53,757	762	5.62
Total interest-bearing liabilities	10,171,109	19,791	0.77	9,200,408	39,914	1.72
Noninterest-bearing checking accounts	3,991,014			3,160,832
Noninterest-bearing liabilities	94,349			101,500
Stockholders’ equity	2,457,423			2,279,878
Total liabilities and equity	$16,713,895			$14,742,618
Net interest income		$132,007			$125,393
Interest rate spread			3.27%			3.34%
Net interest margin (2)			3.52			3.84
Net interest income and margin (tax equivalent basis) (3)		$132,978	3.54		$126,308	3.87
Average interest-earning assets to interest-bearing liabilities			146.80			140.89
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Nine Months Ended September 30, 2020 and 2019
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Nine Months Ended September 30,
	2020			2019
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$12,142,159	$434,648	4.78%	$11,048,706	$457,626	5.54%
Taxable securities	740,252	14,499	2.62	775,732	16,101	2.78
Nontaxable securities	343,233	6,359	2.47	332,487	6,426	2.58
Interest bearing deposits and other	1,041,217	3,938	0.51	447,041	8,393	2.51
Total interest-earning assets	14,266,861	459,444	4.30	12,603,966	488,546	5.18
Noninterest-earning assets	1,790,569			1,770,708
Total assets	$16,057,430			$14,374,674
Interest-bearing liabilities:
Checking accounts	$4,434,686	$22,529	0.68%	$3,902,517	$32,839	1.13%
Savings accounts	593,646	795	0.18	531,552	1,004	0.25
Money market accounts	2,276,036	16,714	0.98	2,025,704	31,575	2.08
Certificates of deposit	1,704,720	22,039	1.73	1,768,956	27,132	2.05
Total deposits	9,009,088	62,077	0.92	8,228,729	92,550	1.50
FHLB advances	693,248	3,629	0.70	466,603	8,324	2.39
Other borrowings	196,305	8,408	5.72	200,115	8,674	5.80
Junior subordinated debentures	53,906	1,710	4.24	53,708	2,310	5.75
Total interest-bearing liabilities	9,952,547	75,824	1.02	8,949,155	111,858	1.67
Noninterest-bearing checking accounts	3,597,192			3,093,390
Noninterest-bearing liabilities	92,646			84,933
Stockholders’ equity	2,415,045			2,247,196
Total liabilities and equity	$16,057,430			$14,374,674
Net interest income		$383,620			$376,688
Interest rate spread			3.28%			3.51%
Net interest margin (2)			3.59			4.00
Net interest income and margin (tax equivalent basis) (3)		$386,476	3.62		$379,440	4.03
Average interest-earning assets to interest-bearing liabilities			143.35			140.84
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the nine month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of September 30, 2020 and December 31, 2019
(Dollars in thousands)
(Unaudited)

Totals loans by category
	September 30, 2020		December 31, 2019
	Amount	% of Total	Amount	% of Total
Commercial (1)(2)	$3,677,220	28.4%	$2,482,356	21.3%
Real estate:
Commercial real estate	6,056,583	46.7	5,872,653	50.4
Commercial construction, land and land development	1,261,913	9.7	1,236,623	10.6
Residential real estate (3)	1,496,595	11.5	1,550,872	13.3
Single-family interim construction	320,387	2.5	378,120	3.2
Agricultural	86,049	0.7	97,767	0.9
Consumer	59,146	0.5	32,603	0.3
Other	381	—	621	—
Total loans	12,958,274	100.0%	11,651,615	100.0%
Deferred loan fees (2)	(12,696)		(1,695)
Allowance for loan losses	(87,491)		(51,461)
Total loans, net	$12,858,087		$11,598,459
____________
(1) Includes mortgage warehouse purchase loans of $1,219,013 and $687,317 at September 30, 2020 and December 31, 2019, respectively.
(2) Includes SBA PPP loans of $825,966 with net deferred loan fees of $14,006 at September 30, 2020.
(3) Includes loans held for sale of $87,406 and $35,645 at September 30, 2020 and December 31, 2019, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$132,007	$128,372	$123,241	$128,069	$125,393
Unexpected income recognized on credit impaired acquired loans		(1,294)	(354)	(982)	(791)	(618)
Adjusted Net Interest Income	(b)	130,713	128,018	122,259	127,278	124,775
Provision Expense - Reported	(c)	7,620	23,121	8,381	1,609	5,233
Noninterest Income - Reported	(d)	25,165	25,414	14,572	18,229	27,324
(Gain) loss on sale of loans		—	(689)	42	—	(6,779)
Gain on sale of branch		—	—	—	—	(1,549)
Gain on sale of trust business		—	—	—	(1,319)	—
Gain on sale of other real estate		—	(12)	(25)	(24)	(539)
Gain on sale of securities available for sale		—	(26)	(356)	(10)	—
(Gain) loss on sale and disposal of premises and equipment		(34)	(340)	63	—	315
Recoveries on loans charged off prior to acquisition		(138)	(3,640)	(84)	(425)	(107)
Adjusted Noninterest Income	(e)	24,993	20,707	14,212	16,451	18,665
Noninterest Expense - Reported	(f)	73,409	83,069	74,429	80,343	76,948
Separation expense		—	—	—	(3,421)	—
OREO impairment		(46)	(738)	—	(377)	—
Impairment of assets		(336)	—	(126)	—	(1,173)
COVID-19 expense (4)		(141)	(1,451)	(262)	—	—
Acquisition expense (5)		(316)	(15,644)	(1,008)	(6,619)	(10,885)
Adjusted Noninterest Expense	(g)	72,570	65,236	73,033	69,926	64,890
Income Tax Expense - Reported	(h)	16,068	8,903	10,836	14,110	14,903
Net Income - Reported	(a) - (c) + (d) - (f) - (h) = (i)	60,075	38,693	44,167	50,236	55,633
Adjusted Net Income (1)	(b) - (c) + (e) - (g) = (j)	$59,580	$49,076	$43,354	$56,799	$57,827

ADJUSTED PROFITABILITY
Total Average Assets	(k)	$16,713,895	$16,485,556	$14,965,628	$15,091,382	$14,742,618
Total Average Stockholders' Equity	(l)	$2,457,423	$2,418,038	$2,369,225	$2,326,176	$2,279,878
Total Average Tangible Stockholders' Equity (3)	(m)	$1,371,094	$1,328,568	$1,276,545	$1,230,344	$1,177,851
Reported Return on Average Assets	(i) / (k)	1.43%	0.94%	1.19%	1.32%	1.50%
Reported Return on Average Equity	(i) / (l)	9.73%	6.44%		8.57%	9.68%
Reported Return on Average Tangible Equity	(i) / (m)	17.43%	11.71%	13.92%	16.20%	18.74%
Adjusted Return on Average Assets (2)	(j) / (k)	1.42%	1.20%	1.17%	1.49%	1.56%
Adjusted Return on Average Equity (2)	(j) / (l)	9.65%	8.16%	7.36%	9.69%	10.06%
Adjusted Return on Tangible Equity (2)	(j) / (m)	17.29%	14.86%	13.66%	18.32%	19.48%

EFFICIENCY RATIO
Amortization of other intangible assets	(n)	$3,175	$3,175	$3,176	$3,175	$3,235
Reported Efficiency Ratio	(f - n) / (a + d)	44.69%	51.95%	51.70%	52.75%	48.27%
Adjusted Efficiency Ratio	(g - n) / (b + e)	44.57%	41.73%	51.19%	46.44%	42.98%
____________
(1) Assumes an adjusted effective tax rate of 21.1%, 18.7%, 21.3%, 21.3%, and 21.1% for the quarters ended September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019, respectively.
(2) Calculated using adjusted net income.
(3) Excludes average balance of goodwill and net other intangible assets.
(4) COVID-19 expense includes expenses such as employee's premium pay, personal protection and cleaning supplies, remote work equipment, advertising and communications, and community support/donations.
(5) Acquisition expenses include $269, $15, $459, $1,349 and $1,420 of compensation related expenses in addition to $47, $15,629, $549, $5,270 and $9,465 of merger-related expenses for the quarters ended September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019 and September 30, 2019, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of September 30, 2020 and December 31, 2019
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	September 30,	December 31,
	2020	2019
Tangible Common Equity
Total common stockholders' equity	$2,476,373	$2,339,773
Adjustments:
Goodwill	(994,021)	(994,021)
Other intangible assets, net	(91,215)	(100,741)
Tangible common equity	$1,391,137	$1,245,011

Tangible Assets
Total assets	$17,117,007	$14,958,207
Adjustments:
Goodwill	(994,021)	(994,021)
Other intangible assets, net	(91,215)	(100,741)
Tangible assets	$16,031,771	$13,863,445
Common shares outstanding	43,244,797	42,950,228
Tangible common equity to tangible assets	8.68%	8.98%
Book value per common share	$57.26	$54.48
Tangible book value per common share	32.17	28.99